EXHIBIT 99.1

FOR IMMEDIATE RELEASE
AUGUST 31, 2009

Contact:	Jill McMillan, Manager, Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com

CROSSTEX TO SELL NATURAL GAS TREATING BUSINESS FOR $266 MILLION

Sale Supports Ongoing Strategy to Increase Liquidity, Reduce Debt and Improve Profitability

DALLAS, August 31, 2009 – The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), announced today that the Partnership has entered into an agreement to sell the Partnership’s natural gas treating business to Houston-based Kinder Morgan Energy Partners, L.P. (NYSE: KMP), one of the largest pipeline transportation and energy storage companies in North America, for $266 million, including working capital, and subject to certain closing adjustments. Proceeds from the sale, which will be used to pay down approximately $260 million of the Partnership’s outstanding debt, and proceeds from the recent sale of the Partnership’s Mississippi, Alabama and South Texas assets will fully satisfy the $300 million target for debt reduction established in the Partnership’s amendments to its debt facilities. The Partnership expects the sale to close in the fourth quarter of 2009. Closing is contingent on the approval of the lenders under the Partnership’s revolving credit and senior note agreements and certain other conditions.

“We’ve taken another step forward in executing our plan to reduce our debt and improve our leverage position. This sale, the recent sale of our Mississippi, Alabama and South Texas assets, and additional asset sales earlier this year have allowed us to reduce our outstanding debt by more than $550 million,” said Barry E. Davis, Crosstex President and Chief Executive Officer.

“We have significantly improved the outlook for our business and 2009 results through margin enhancements, cost reductions and operating efficiencies, and we will continue to employ these tactics to enhance our bottom line. These actions are reflected in our improved 2009 guidance that we announced earlier this month,” added Davis. “We have continued to make solid investments in our assets in North Texas and Louisiana and have taken advantage of numerous high-return growth opportunities. An example is the 100-million-cubic-feet-per-day pipeline expansion we recently completed in Louisiana that services our producer customers operating in the Haynesville Shale. We are pursuing additional projects that we believe will increase our takeaway capacity from the Haynesville Shale to approximately 500 million cubic feet per day by the second quarter of 2010. We are well positioned to capitalize on our strategic and operational advantages in the Barnett and Haynesville shales.”

Crosstex entered the Treating sector in 1998 and became an industry leader in natural gas treating and treating services, developing its holdings through organic growth and acquisitions.

Goldman, Sachs & Co. is serving as the exclusive financial advisor to Crosstex in connection with the transaction.

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Crosstex to Sell Natural Gas Treating Business for $266 Million

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, 10 processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet per day of natural gas, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 33 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the expected closing of the sale of the Partnership’s assets in the natural gas treating business and the effect of such sale and other dispositions on the Partnership’s future liquidity, leverage, business and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission and, with respect to the sale of the natural gas treating business, risks related to the satisfaction of the various conditions to closing, including approval of the transaction by various third parties and regulatory authorities. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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